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                                                                 EXHIBIT 10.25

                              EMPLOYMENT AGREEMENT

         This EMPLOYMENT AGREEMENT is entered into as of June 15, 1998, by and between Pivot Rules, Inc., a New York corporation (the "Company") and Jonathan Morris ("Morris").

                                    RECITALS

         1. The Company desires to retain the services of Morris as the Executive Vice President of the Company in accordance with the terms and conditions of this Agreement.

         2. Morris desires to serve the Company as its Executive Vice President in accordance with the terms and conditions of this Agreement.

         NOW, THEREFORE, in consideration of the mutual covenants contained in this Agreement, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and Morris agree as follows:

         1.       TERM

         The Company hereby agrees to employ Morris as the Executive Vice President of the Company, and Morris hereby agrees to serve in such capacity, for a term commencing on the date hereof and ending July 31, 2002 upon the terms and subject to the conditions contained in this Agreement.

         2.       DUTIES

         During the term of this Agreement, Morris shall serve as the Executive Vice President of the Company, and he shall perform such duties, and have such powers, authority, functions, duties and responsibilities for the Company as are assigned to him by the Chief Executive Officer and/or the Board of Directors of the Company.

         The principal location of Morris' employment shall be in the New York City vicinity (i.e. within a 35 mile radius of Manhattan), although Morris understands and agrees that he will be required to travel from time to time for business reasons. Morris shall devote his full professional and business time and best efforts to the performance of his duties as the Executive Vice President of the Company during the term of this Agreement. Morris shall not, directly or indirectly, render services to any other person or entity, without the consent of the Company's Chief Executive Officer; provided, however, that nothing contained herein shall prevent Morris from rendering any service to any charitable organization or family business so long as it does not interfere with his duties and obligations hereunder.

         3.       COMPENSATION

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         For services rendered by Morris to the Company during the term of this
Agreement, the Company shall pay him a base salary of Eighty-five Thousand Dollars ($85,000) per year, payable in accordance with the standard payroll practices of the Company, subject to increases in the sole discretion of the Company's Board of Directors, taking into account merit, corporate and individual performance and general business conditions, including changes in the "cost of living index." Notwithstanding the foregoing, the parties acknowledge that Morris' base salary as of the date hereof is not commensurate with his skills and value to the Company, and the parties agree that upon the Company achieving some level of success such that it can afford to raise
Morris' salary the Company shall raise Morris' base salary to a level which is commensurate with his skill level and in line with the Company's pay scale in general.

         4.       BONUS/OPTIONS

                  a. During the term of this Agreement, Morris shall be eligible to receive a bonus set by the Board of Directors in its sole discretion, based on such factors as the Board deems appropriate; provided that such bonus shall not exceed seventy-five percent (75%) of Morris' base salary paid during such fiscal year.

                  b. The Company hereby agrees to cause the issuance to Morris of stock options ("Options") to purchase shares of the Company's common stock, $.01 par value ("Common Stock") in accordance with the following schedule: (i) Option to purchase Ten Thousand (10,000) shares of Common Stock to be granted on the date hereof (the "Signing Option"); and (ii) Option to purchase Forty-five Thousand (45,000) shares of Common Stock to be granted on July 31, 1998 (the "July Option").

                  c. All Options to be granted pursuant to this Agreement shall be: (i) issued in accordance with the Company's 1997 Stock Option Plan (the "Plan"); (ii) Incentive Stock Options (as defined in the Plan) to purchase shares of Common Stock registered under the Securities Act of 1933, as amended, to the maximum extent permitted by law; (iii) exercisable at the Fair Market Value (as defined in the Plan) of the Common Stock on the date of grant; (iv) evidenced by a written option agreement duly executed by an authorized officer of the Company, which agreement shall include a standard cashless exercise provision and an exercise term of ten (10) years or such lesser period as shall reflect the maximum period permitted by law. The Signing Option shall vest over a twelve (12) month period at a rate of eight and one third percent (8 1/3%) per month, commencing on the date hereof. The July Option shall vest over a forty-eight (48) month period as follows: (i) 12.50% of the Options shall vest on the six month anniversary of the date of grant and (ii) 2.083% of the Options shall vest each month thereafter until all such Options shall have vested, but subject to shareholder approval to the extent there are then insufficient shares available for grant provided that if shareholder approval is not obtained, Morris shall be entitled to the cash equivalent of the Option, which shall be negotiated in good faith. In the event of the termination of Morris' employment for any reason, he shall thirty (30) days, or more in the event of termination due to death or disability as provided in the Plan, within which to exercise any vested Options and any unvested Options shall be forfeited. During the term of this

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Agreement, Morris shall be eligible to participate in the Company's future stock option grants as determined appropriate by the Committee in its sole discretion.

         5.       EXPENSE REIMBURSEMENT AND PERQUISITES

                  a. During the term of this Agreement, Morris shall be entitled to reimbursement of all reasonable and actual out-of-pocket expenses incurred by him in the performance of his services to the Company consistent with corporate policies, provided that the expenses are properly accounted for.

                  b. During each calendar year of the term of this Agreement, Morris shall be entitled to reasonable vacation with full pay; provided, however, that Morris shall schedule such vacations at times convenient to the Company.

                  c. During the term of this Agreement, the Company shall provide Morris with $250,000 worth of term life insurance, subject to availability on commercially reasonable terms, major medical insurance coverage as determined by the Company in its sole discretion, and Morris shall be entitled to participate in all dental insurance and disability plans and other employee benefit plans instituted by the Company from time to time on the same terms and conditions as other similarly situated employees of the Company, to the extent permitted by law.

         6.       NON-COMPETITION; NON-SOLICITATION

                  a. In consideration of the offer of employment, severance benefits and Options to be granted to Morris hereunder, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, during the term of this Agreement and for a period equal to two years (subject to Section 6 b. below) thereafter, Morris shall not, without the prior written consent of the Company, anywhere in the world, directly or indirectly, (i) enter into the employ of or render any services to any Competitive Business; (ii) engage in any Competitive Business for his own account; (iii) become associated with or interested in any Competitive Business as an individual, partner, shareholder, creditor, director, officer, principal, agent, employee, trustee, consultant, advisor or in any other relationship or capacity; (iv) employ or retain, or have or cause any other person or entity to employ or retain, any person who was employed or retained by the Company while Morris was employed by the Company; or (v) solicit, interfere with, or endeavor to entice away from the Company, for the benefit of a Competitive Business, any of its customers or other persons with whom the Company has a contractual relationship. For purposes of this Agreement, a "Competitive Business" shall mean any person, corporation, partnership, firm or other entity which sells or has plans to sell apparel, fashion accessories, or home furnishings via the Internet or otherwise engages in any business which now or at the time has material operations which are competitive (directly or indirectly) with the business of the Company. However, nothing in this Agreement shall preclude Morris from investing his personal assets in the securities of any corporation or other business entity which is engaged in a Competitive Business if such securities are traded on a national stock exchange or in the over-the-counter market and if such investment does not result in his beneficially owning, at any time, more than three percent (3%) of the publicly-traded equity securities of such


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Competitive Business.

                  b. Notwithstanding the foregoing, in the event that Ken Seiff is not the Chief Executive Officer of the Company at the time of Morris' termination, Morris shall be restricted by the provisions contained in Section 6 a. for the period of six (6) months immediately following his termination and thereafter the restrictions contained in Section 6 a. shall lapse and be of no further force or effect.

                  c. Morris and the Company agree that the covenants of non-competition and non-solicitation contained in this paragraph 6 are reasonable covenants under the circumstances, and further agree that if, in the opinion of any court of competent jurisdiction, such covenants are not reasonable in any respect, such court shall have the right, power and authority to excise or modify such provision or provisions of these covenants as to the court shall appear not reasonable and to enforce the remainder of these covenants as so amended. Morris agrees that any breach of the covenants contained in this paragraph 6 would irreparably injure the Company. Accordingly, Morris agrees that the Company, in addition to pursuing any other remedies it may have in law or in equity, may obtain an injunction against Morris from any court having jurisdiction over the matter, restraining any further violation of this paragraph 6.

         7.       TERMINATION

                  a. This Agreement, the employment of Morris, and Morris's position as Executive Vice President of the Company shall terminate upon the first to occur of:

                  (i)      his death;

                  (ii) his "permanent disability," due to injury or sickness for a continuous period of four (4) months, or a total of eight months in a twenty-four month period (vacation time excluded), during which time Morris is unable to attend to his ordinary and regular duties;

                  (iii) a "Constructive Termination" by the Company, which, for purposes of this Agreement, shall be deemed to have occurred upon (A) the removal of Morris from his position as Executive Vice President of the Company, or (B) the material breach by the Company of this Agreement; provided that no such breach shall be considered a Constructive Termination unless Morris has provided the Company with at least thirty (30) days' prior written notice of such breach and the Company has failed to cure such breach within such thirty (30) day period;

                  (iv) the termination of this Agreement at any time without cause by the Company;

                  (v) non-renewal of this Agreement by the Company and/or the Board of Directors;

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                  (vi)     the termination of this Agreement for cause, which,
                           for purposes of this Agreement, shall mean that (1) Morris has been convicted of a felony or any serious crime involving moral turpitude, or engaged in materially fraudulent or materially dishonest actions in connection with the performance of his duties hereunder, (2) Morris has willfully and materially failed to perform his duties hereunder,
                           (3) Morris has breached the terms and provisions of this Agreement in any material respect, or (4) Morris has failed to comply in any material respect with the Company's written policies of conduct of which he had actual notice, including with respect to trading in securities; or

                  (vii) the termination of this Agreement by Morris, which shall occur on not less than 60 days prior written notice from Morris.

                  b. In the event that this Agreement is terminated, other than as a result of a Constructive Termination or by the Company without cause, the Company shall pay Morris his base salary, unreimbursed business expenses, and Options vested, subject to Section 4 c., only through the date of termination and shall make no other payments or provide any other benefits under this Agreement. In the event that this Agreement is terminated without cause by the Company pursuant to paragraph 7(a)(iv) or through a Constructive Termination pursuant to paragraph 7(a)(iii), the Company shall pay Morris, in lieu of all salary, bonus and unvested options, severance payments (the "Severance Payments") as follows:

                  (i)      the then-current base salary for a period of ninety
                           (90) days, if Morris is terminated during the first year of the term of this Agreement;

                  (ii) the then-current base salary for a period of one-hundred twenty (120) days, if Morris is terminated during the second year of the term of this Agreement; or

                  (iii) the then-current base salary for a period of one-hundred fifty (150) days, if Morris is terminated during the third year of the term of this Agreement or any time during the term of this Agreement thereafter.

Notwithstanding the foregoing provisions relating to Severance Payments, in the event of the termination of Morris' employment for any reason, he shall thirty
(30) days, or more in the event of termination due to death or disability as provided in the Plan, within which to exercise any vested Options and any unvested Options shall be forfeited. The Severance Payments shall be payable in periodic installments in accordance with the Company's standard payroll practices.

         8.       CONFIDENTIALITY; INVENTIONS

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                  a. Morris recognizes that the services to be performed by him are special, unique and extraordinary in that, by reason of his employment under this Agreement, he may acquire or has acquired confidential information and trade secrets concerning the operation of the Company, its predecessors, and/or its affiliates, the use or disclosure of which could cause the Company, or its affiliates substantial loss and damages which could not be readily calculated and for which no remedy at law would be adequate. Accordingly, Morris covenants and agrees with the Company that he will not, directly or indirectly, at any time during the term of this Agreement or thereafter, except in the performance of his obligations to the Company or with the prior written consent of the Board of Directors or as otherwise required by court order, subpoena or other government process, directly or indirectly, disclose any secret or confidential information that he may learn or has learned by reason of his association with the Company. If Morris shall be required to make such disclosure pursuant to court order, subpoena or other government process, he shall notify the Company of the same, by personal delivery or electronic means, confirmed by mail, within twenty-four (24) hours of learning of such court order, subpoena or other government process and, at the Company's expense, shall (i) take all reasonably necessary and lawful steps required by the Company to defend against the enforcement of such subpoena, court order or government process, and (ii) permit the Company to intervene and participate with counsel of its choice in any proceeding relating to the enforcement thereof. The term "confidential information" includes, without limitation, information not in the public domain and not previously disclosed to the public or to the trade by the Company's management with respect to the Company's or its affiliates' facilities and methods, studies, surveys, analyses, sketches, drawings, notes, records, software, computer-stored or disk-stored information, processes, techniques, research data, marketing and sales information, personnel data, trade secrets and other intellectual property, designs, design concepts, manuals, confidential reports, supplier names and pricing, customer names and prices paid, financial information or business plans.

                  b. Morris confirms that all confidential information is and shall remain the exclusive property of the Company. All memoranda, notes, reports, software, sketches, photographs, drawings, plans, business records, papers or other documents or computer-stored or disk-stored information kept or made by Morris relating to the business of the Company shall be and will remain the sole and exclusive property of the Company and shall be promptly delivered and returned to the Company immediately upon the termination of his employment with the Company.

                  c. Morris shall make full and prompt disclosure to the Company of all inventions, improvements, ideas, concepts, discoveries, methods, developments, software and works of authorship, whether or not copyrightable, trademarkable or licensable, which are created, made, conceived or reduced to practice by Morris for the Company during his services with the Company, whether or not during normal working hours or on the premises of the Company (all of which are collectively referred to in this Agreement as "Developments"). All Developments shall be the sole property of the Company, and Morris hereby assigns to the Company, without further compensation, all of his rights, title and interests in and to the Developments and any and all related patents, patent applications, copyrights, copyright applications, trademarks and tradenames in the United States and elsewhere.

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                  d. Morris shall assist the Company in obtaining, maintaining and enforcing patent, copyright and other forms of legal protection for intellectual property in any country. Upon the request of the Company, Morris shall sign all applications, assignments, instruments and papers and perform all acts necessary or desired by the Company in order to protect its rights and interests in any Developments.

                  e. Morris agrees that any breach of this paragraph 8 will cause irreparable damage to the Company and that, in the event of such breach, the Company will have, in addition to any and all remedies of law, including rights which the Company may have to damages, the right to equitable relief including, as appropriate, all injunctive relief or specific performance or other equitable relief. Morris understands and agrees that the rights and obligations set forth in paragraph 8 shall survive the termination or expiration of this Agreement.

         9.       REPRESENTATIONS AND WARRANTIES

                  a. Morris represents and warrants to the Company that he was advised to consult with an attorney of Morris' own choosing concerning this Agreement and that Morris has done so.

                  b. Morris represents and warrants to the Company that the execution, delivery and performance of this Agreement by Morris complies with all laws applicable to Morris or to which his properties are subject and does not violate, breach or conflict with any agreement by which he or his assets are bound or affected.

         10.      GOVERNING LAW

         This Agreement shall be deemed a contract made under, and for all purposes shall be construed in accordance with, the laws of the State of New York, without giving effect to its conflict of law provisions.

         11.      INDEMNIFICATION

                  a. The Company agrees that it shall to the fullest extent permitted by law indemnify and hold Morris harmless and shall pay and reimburse Morris for any loss, cost, damage, injury or other expense (including without limitation reasonable attorneys' fees) which Morris incurs by reason of being or having been an officer or director of the Company or by reason of the fact that Morris is or was serving at the request of the Company as a director, officer, employee, fiduciary or other representative of the Company. All indemnification shall be paid by the Company in advance of the final disposition of the matter (as incurred by Morris) provided that Morris executes and deliver to the Company an undertaking to repay any amounts so advanced in the event that it shall be determined that Morris is not entitled to indemnification hereunder. This indemnification obligation is in addition to any other indemnification provision contained in the Company's By-laws or pursuant to any other document, instrument or agreement and shall survive the term of Morris' employment hereunder.

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                  b. In the event that Morris asserts his right of
indemnification under Section 11 a. above, the Company shall have the right to select Morris' counsel provided that there is no material conflict of interest between the Company and Morris and provided such counsel is reasonably acceptable to Morris. Notwithstanding the foregoing, the Company shall have the right to participate in, or fully control, any proceeding, compromise, settlement, resolution or other disposition of the claim or proceeding so long as Morris is provided with a general release from the Company and the claimant in form and substance reasonably satisfactory to Morris and no restrictions are imposed on Morris as a result of the settlement.

         12.      ENTIRE AGREEMENT

         This Agreement and the Option Agreements contain all of the understandings between Morris and the Company pertaining to Morris's employment with the Company, and they supersede all undertakings and agreements, whether oral or in writing, previously entered into between them.

         13.      AMENDMENT OR MODIFICATION; WAIVER

         No provision of this Agreement may be amended or modified unless such amendment or modification is agreed to in writing, signed by Morris and by an officer of the Company duly authorized to do so. Except as otherwise specifically provided in this Agreement, no waiver by either party of any breach by the other party of any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of a similar or dissimilar provision or condition at the same or any prior or subsequent time.

         14.      NOTICES

         Any notice to be given hereunder shall be in writing and delivered personally or sent by certified mail, postage prepaid, return receipt requested, addressed to the party concerned at the address indicated below or to such other address as such party may subsequently designate by like notice:

         If to the Company, to:

                  Pivot Rules, Inc.
                  42 West 39th Street, 9th Floor
                  New York, NY 10018
                  Attn: E. Kenneth Seiff

         With a copy to:

                  Swidler Berlin Shereff Friedman, LLP
                  919 Third Avenue
                  New York, New York  10022
                  Attn: Richard A. Goldberg, Esq.


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         If to Morris, to:

                  Jonathan Morris
                  15 West 72 Street, Apt. 32A
                  New York, New York 10023

         15.      SEVERABILITY

                  In the event that any provision or portion of this Agreement shall be determined to be invalid or unenforceable for any reason, the remaining provisions or portions of this Agreement shall be unaffected thereby and shall remain in full force and effect to the fullest extent permitted by law.

         16.      TITLES

                  Titles of the Sections of this Agreement are intended solely for convenience of reference and no provision of this Agreement is to be construed by reference to the title of any Section.

         17.      COUNTERPARTS

         This Agreement may be executed in counterparts, each of which shall be deemed an original, and all of which together shall constitute one and the same instrument.

                  IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the date first above written.

                                           PIVOT RULES, INC.

                                           By: /s/ E. Kenneth Seiff
                                               --------------------------
                                                 E. Kenneth Seiff
                                                 President

                                                 /s/ Jonathan Morris
                                                 -----------------------------
                                                 Jonathan Morris

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